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SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED JANUARY 26, 2001
TO PROSPECTUS DATED JANUARY 26, 2001)


                           $511,214,974 (APPROXIMATE)

                     STRUCTURED ASSET SECURITIES CORPORATION
                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-1

     As described in the accompanying prospectus supplement, a fixed percentage of each interest payment on certain Mortgage Loans with a Mortgage Rate in excess of the applicable Trust Rate (i.e., the sum of the related Designated Rate and certain trust expenses) will not be conveyed to or included in the Trust Fund. Notwithstanding anything to the contrary in the prospectus supplement, the amount of such Mortgage Loans (by principal balance) and the related Designated Rates are as follows:

                    RETAINED INTEREST
                     MORTGAGE LOANS                  DESIGNATED RATE
                     --------------                  ---------------
Pool 1                   98.12%                          7.15%
Pool 2                  100.00                           7.50
Pool 3                   74.02                           7.00


Additionally, the Net Mortgage Rates described under "Assumed Mortgage Loan Characteristics on Pool 2" on page S-71 of the prospectus supplement have been adjusted to a rate of 7.50% per annum.

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     Capitalized terms used but not defined herein have the meanings assigned to them in the accompanying prospectus supplement.



                 THE DATE OF THIS SUPPLEMENT IS JANUARY 30, 2001